Exhibit 10.25
The WhiteWave Foods Company Director Compensation Policy
(effective January 1, 2016)

The WhiteWave Foods Company (“WhiteWave”) provides the compensation described below to its non-employee directors. WhiteWave’s directors who are full-time employees of WhiteWave receive no additional compensation for service as a WhiteWave director.

Cash and Equity Retainers
Annual Retainer:

•	$100,000 cash, payable quarterly, in arrears, on a pro rata basis

•	WhiteWave equity with a value of $120,000, which may be granted in the form of stock options or restricted stock units (“RSUs”), or a combination of both, at the election of the director

Lead Director Retainer: The non-employee director appointed as the lead director, if applicable, shall receive an additional annual cash retainer of $25,000, payable quarterly in arrears on a pro rata basis.

Committee Chair Retainer: The non-employee director appointed as the Chairperson of each of the Audit, Governance, and Compensation Committees shall receive an additional annual cash retainer, paid quarterly in arrears on a pro rata basis, of:

•	Audit Committee: $15,000

•	Compensation Committee: $15,000

•	Nominating and Corporate Governance Committee (or any other Committee of the Board): $10,000

Option to Receive Equity in Lieu of Cash Compensation: All or any portion of the compensation that otherwise would be paid to a director in cash may, at the written election of the director, be taken in the form of restricted stock awards (the “RSAs”) or RSUs with a value equal to 150% of the amount of the cash retainer specified by the director. If a director makes this election, he or she will receive RSAs or RSUs for shares of common stock with a value equal to 150% of the cash amount owed to him or her, determined as of the date of grant based on the closing price of WhiteWave common stock on the date of grant.

Terms of Equity Awards
All equity awards - RSUs, stock options and RSAs - will vest in full (100%) on the one-year anniversary of the grant date. Unvested RSAs have full voting and distribution rights from the date of grant.

Equity awards granted to non-employee directors will be issued pursuant to the 2012 Stock Incentive Plan and will be subject to the terms and conditions of such Plan and the applicable award notices and agreements.

Medical Benefits
Non-employee directors are eligible for medical benefits under WhiteWave’s health and welfare plans and these plans will be made available to them, without subsidy on the part of WhiteWave, during the annual open enrollment period applicable to WhiteWave’s U.S. employees.